Exhibit k.13

EXECUTION COPY

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to Amended and Restated Credit Agreement (the “Amendment”) is made effective as of June 12, 2017, by and among TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association,  BANK OF AMERICA, N.A., and THE BANK OF NOVA SCOTIA (each a “Bank” and, collectively, the “Banks”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), as agent for the Banks hereunder (in such capacity, the “Agent”), and as lead arranger hereunder (in such capacity, the “Lead Arranger”).  Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.

Preliminary Statements

(a)           The Banks and the Borrower are parties to an Amended and Restated Credit Agreement dated as of June 23, 2014, as amended by First Amendment to Amended and Restated Credit Agreement dated as of July 10, 2014, and Second Amendment to Amended and Restated Credit Agreement dated as of June 15, 2015 (as so amended and as may be further amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”).

(b)           The Borrower has requested certain modifications to the Credit Agreement and the Banks are willing to make such modifications, subject, however, to the terms, conditions and agreements set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Modifications to Defined Terms (Section 1.1).   The defined terms “Base Rate,” “Daily Reset Libor Rate,” “Libor Rate,” “Outstanding Credit Exposure,” and “Termination Date” currently set forth in Section 1.1 of the Credit Agreement are deleted in their entirety and are replaced with the revised definitions set forth below.

“Base Rate” means, as of any date, the highest of (a) 0.0%, (b) the Prime Rate, and (c) the Federal Funds Rate plus 0.5%.

“Daily Reset Libor Rate” means, with respect to each day, the greater of (a) 0.0%, and (b) the rate determined by the Agent equal to the quotient of (1) the average offered rate for deposits in Dollars for delivery of such deposits on a one-month basis, which appears on Reuters Screen LIBOR01 Page (or, any successor thereto) as of 11:00 a.m., London time (or such other time as of which such rate appears), or, if not available, the rate for such deposits determined by the Agent, in the Agent’s sole and reasonable discretion, at such time based on such other published service of general application as shall be selected by the Agent, in the Agent’s sole discretion, for such purpose, divided by (2) one minus the Eurocurrency Reserve Requirement, if any, on such day.

“Libor Rate” means, for any Interest Period, the greater of (a) 0.0%, and (b) the rate per annum determined by the Agent to equal the quotient of (1) the London interbank offered rate for Dollars for such Interest Period, as quoted two Business Days immediately preceding the date of the proposed Libor Loan in the “Money Rates” section of The Wall Street Journal or, if not available, by Bloomberg, Telerate or any other financial news services (electronic or otherwise) used by the Agent from time to time in accordance with commercially reasonable industry standards, divided by (2) one minus the Eurocurrency Reserve Requirement for such Interest Period.

“Outstanding Credit Exposure” means, as to any Bank at any time, the sum of: (i) the aggregate principal dollar amount of its Revolving Credit Loans outstanding at such time, plus (ii) an amount equal to its Pro-Rata Share of the aggregate principal amount of Swingline Loans outstanding at such time.

“Termination Date” means June 12, 2019; provided, however, if such day is not a Business Day, the Termination Date shall be the immediately preceding Business Day.

2.            Modification to Defined Term “Defaulting Bank” (Section 1.1).  Subpart (d) of the definition of “Defaulting Bank” as set forth in Section 1.1 is hereby deleted and is replaced with the following:

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action;

3.            Addition of Defined Terms (Section 1.1). The following defined terms are hereby added to Section 1.1 of the Credit Agreement:

“Aggregate Commitment” means, at the time of determination, the aggregate sum of the Commitments of all Banks; provided, for purposes of determining the Applicable Unused Line Fee Rate the commitment of any Defaulting Bank shall be included in the calculation of the Aggregate Commitment.

“Aggregate Outstanding Credit Exposure” means, at the time of determination, the aggregate sum of the Outstanding Credit Exposure of all Banks.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Unused Line Fee Rate” means, at the time of determination:

(i)	at any time at which the Aggregate Outstanding Credit Exposure is equal to or greater than 70% of the Aggregate Commitment, 0.00%;

(ii)	at any time at which the Aggregate Outstanding Credit Exposure is greater than or equal to 50% of the Aggregate Commitment but less than 70% of the Aggregate Commitment, 0.15%; and

(iii)	at any time at which the Aggregate Outstanding Credit Exposure is less than 50% of the Aggregate Commitment, 0.25%.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the EU, Her Majesty’s Treasury or other relevant sanctions authority.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

4.            Unused Line Fee (Section 3.1(c)). Section 3.1(c) of the Credit Agreement is deleted in its entirety and is replaced with the following:

(c)
Unused Line Fee.  The Borrower shall pay to the Agent (to be allocated by the Agent to the Banks (other than a Defaulting Bank) in accordance with their respective Pro-Rata Shares) an unused line fee (the “Unused Line Fee”) at a rate per annum equal to the Applicable Unused Line Fee Rate on the average daily Available Aggregate Commitment, such fee to be paid from the date hereof, to and including the Termination Date, on the first day of each fiscal quarter, for the immediately preceding fiscal quarter, beginning July 1, 2017, and on the Termination Date.  Swingline Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the Unused Line Fee due hereunder.

5.            Use of Proceeds (Section 3.6).  The following is hereby added to the end of Section 3.6 of the Credit Agreement:
The Borrower will not request any Loan, and will not use, and the Borrower will ensure that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

6.            Representations (Section 5.1).   Section 5.1(p) is hereby redesignated to be Section 5.1(r) and the following are hereby added to the Credit Agreement as new Sections 5.1(p) and 5.1(q):

(p)           Anti-Corruption Laws; Sanctions. The Borrower, its subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  The Borrower has implemented and maintains in effect for itself and its subsidiaries policies and procedures to ensure compliance by the Borrower, its subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions.  None of the Borrower, any of its subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(q)           EEA Financial Institution.  Borrower is not an EEA Financial Institution.

7.            Compliance with Law (Section 6.1(a)).  The following sentence is hereby added to the end of Section 6.1(a) of the Credit Agreement:

The Borrower will comply with Anti-Corruption Laws and will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.            Bail-in Provision (new Section 9.20).  The following is hereby added as Section 9.20 to the Credit Agreement:

Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.            Joint Bookrunners.  The Credit Agreement is amended to reflect that U.S. Bank National Association and Merrill Lynch, Pierce, Fenner & Smith Incorporated are joint bookrunners.

10.          New Exhibit A (Banks and Commitments).  Exhibit A to the Credit Agreement is hereby deleted in its entirety and is hereby replaced with the Exhibit A attached to this Amendment.

11.          Reaffirmation of Credit Documents.  The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete in all material respects on the date hereof as if made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

12.          Conditions Precedent to Amendment.  Except to the extent waived in a writing signed by the Agent and delivered to the Borrower, the Agent and the Banks shall have no duties under this Amendment until the Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a)	Amendment. This Amendment; and

(b)	Replacement Notes. A newly executed Promissory Note in favor of each Bank;

(c)
Secretary’s Certificate.  A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Agent that, among other things, (i) that the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in the Credit Agreement have not been rescinded or otherwise modified and remain in full force and effect as of the date hereof, (ii) the articles of incorporation of the Borrower remain in full force and effect and have not been amended or otherwise modified or revoked since January 15, 2014, and (iii) the Amended and Restated By-laws of the Borrower as delivered to the Agent pursuant to the Secretary’s Certificate dated January 15, 2014, from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked.

13.          No Other Amendments; No Waiver of Default.  Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms.  By entering into this Amendment, the Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.

14.          Expenses/Fees.  The Borrower agrees to pay and reimburse the Agent and/or the Banks for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Agent and the Banks.

15.          Counterparts; Fax Signatures.  This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

16.          Governing Law.  This Amendment shall be governed by the same law that governs the Credit Agreement.

K.S.A. §16-118 Required Notice.  This statement is provided pursuant to K.S.A. §16-118:  “THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS (AS CREDITORS) AND THE BORROWER (AS DEBTOR) AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS AND THE BORROWER.”  THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor:	/s/ LEB	(US Bank)

Creditor:	/s/ PM	(Bank of Nova Scotia)

Creditor:	/s/ AJ	(Bank of America)

Debtor:	/s/ PBA

[signature page(s) to follow]

Third Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE ENERGY INFRASTRUCTURE
CORPORATION,
the Borrower

By:	/s/ P. Bradley Adams
Name: P. Bradley Adams
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION,
as Agent and as a Bank

By:	/s/ Lucas Bross
Name: Lucas Bross
Title: Assistant Vice President

THE BANK OF NOVA SCOTIA,
as a Bank

By:	/s/ Paul Meehan
Name: Paul Meehan
Title: Director

BANK OF AMERICA, N.A.,
as a Bank

By:	/s/ Alok Jain
Name: Alok Jain
Title: Senior Vice President

Third Amendment to Credit Agreement

EXHIBIT A

(Banks and Commitments)

Bank	Revolving Credit Loan Commitment Amount	Swingline Loan Commitment Amount*	Bank’sTotal Commitment Amount	Bank’s Pro-Rata Percentage
U.S. Bank National Association	$60,000,000	$10,000,000	$60,000,000	46.153846153846
The Bank of Nova Scotia	$38,000,000	0	$38,000,000	29.230769230769
Bank of America, N.A.	$32,000,000	0	$32,000,000	24.615384615385
TOTALS:	$130,000,000	$10,000,000	$130,000,000	100.000000000000

*
As more particularly described in the Agreement, the Swingline Loan Commitment is a subcommitment under the Revolving Credit Loan Commitments.  Accordingly, extensions of credit under the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.

Third Amendment to Credit Agreement